259 Putnam Asset Allocation Funds Balanced Portfolio attachment
3/31/08 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

For the period ended March 30, 2008, Putnam Management has assumed $3,973 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters



72DD1 	Class A	13,917
		Class B	1,488
		Class C	873

72DD2	Class M	252
		Class R	42
		Class Y	2,650

73A1		Class A	0.112
		Class B	0.065
		Class C	0.067

73A2		Class M	0.082
		Class R	0.098
		Class Y	0.128

74U1		Class A	123,399
		Class B	22,151
		Class C	12,884

74U2		Class M	3,008
		Class R	471
		Class Y	19,319

74V1		Class A	11.50
		Class B	11.43
		Class C	11.30

74V2		Class M	11.48
		Class R	11.45
		Class Y	11.51

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.